EXHIBIT 10(d)

OPEN-END MORTGAGE,
ASSIGNMENT OF LEASES AND RENTS AND FIXTURE FILING

Maximum Principal Amount Not to Exceed $ 475,000,000

THIS OPEN-END MORTGAGE, ASSIGNMENT OF LEASES AND RENTS AND FIXTURE FILING (as the same may from time to time be amended, restated or otherwise modified, this "Agreement") is made as of the 29th day of June, 2001, by ABX AIR, INC., a corporation organized under the laws of Delaware ("ABX"), having its principal place of business at 145 Hunter Drive Wilmington, Ohio 45177, WILMINGTON AIR PARK, INC., a corporation organized under the laws of Ohio ("Air Park"), having its principal place of business at 145 Hunter Drive Wilmington, Ohio 45177, AVIATION FUEL INC., a corporation organized under the laws of Ohio ("Aviation Fuel"), having its principal place of business at 145 Hunter Drive Wilmington, Ohio 45177 (individually, a "Mortgagor," and, collectively, "Mortgagor"), in favor of WACHOVIA BANK, N.A., a national banking association, as collateral agent (herein, together with its successors and assigns in such capacity, the "Collateral Agent"), for the equal and ratable benefit of the Secured Creditors (as defined below):

PRELIMINARY STATEMENTS:

(1)               Except as otherwise defined herein, capitalized terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined. Certain terms used herein are defined in Section 1 hereof.

(2)               This Agreement is one of the "Collateral Documents" described in, and is made pursuant to, that certain Amended and Restated Credit Agreement dated as of the Closing Date, by and among Airborne Express, Inc., a Delaware corporation ("Express") and formerly known as Airborne Freight Corporation, a Delaware corporation ("AFC"), ABX Air, Inc. ("ABX" and Express, each, a "Borrower" and together, jointly and severally, the "Borrowers"), Airborne, Inc., a Delaware corporation, as the "Parent," the financial institutions named as lenders therein (together with their respective successors and assigns, the "Lenders" and, each individually, a "Lender"), and Wachovia Bank, N.A., a national banking association ("Wachovia"), as the Administrative Agent for the Lenders under the agreement and in its capacity as collateral agent, which agreement amends and restates that certain Credit Agreement dated as of July 27, 2000, by and among AFC, the Lenders, and Wachovia as Administrative Agent, as amended by that certain First Amendment to Credit Agreement dated as of April 20, 2001, by and among Airborne, Inc., a Delaware corporation "Airborne"), the Lenders, and Wachovia as Administrative Agent, as further amended by that certain Second Amendment to Credit Agreement dated as of May 31, 2001, by and among Airborne, the Lenders, and Wachovia as Administrative Agent (collectively, together with any and all concurrent or subsequent exhibits, schedules, extensions, supplements, amendments or modifications thereto, the "Credit Agreement". Pursuant to a Joinder Agreement dated as of December 26, 2000, Airborne assumed AFC's obligations as "Borrower" under the Credit Agreement, and AFC was released from its obligations as "Borrower" under the Credit Agreement.

(3)               The Credit Agreement provides for, among other things, loans or advances, the issuance of letters of credit, and other extensions of credit to or for the benefit of the Borrowers of up to $275,000,000, with such loans or advances being evidenced by promissory notes (the "Facility Notes").

(4)               AFC entered into an Indenture dated as of December 15, 1992, as supplemented by that certain First Supplemental Indenture dated as of September 15, 1995, relating to Express' 7.35% Notes due 2005, as further supplemented by that certain Second Supplemental Indenture Relating to AFC's 8-7/8% Notes Due 2002 dated February 12, 1997, and as further supplemented by that certain Third Supplemental Indenture dated as of the Closing Date (herein, as amended or otherwise modified, restated, supplemented or replaced from time to time, the "Indenture"), pursuant to which Express, formerly known as AFC, (i) may issue and sell its debentures, notes, or other evidences of indebtedness and (ii) has, prior to the date hereof, issued and sold to certain purchasers (the "Noteholders," such term to include their successors and assigns) (A) $100,000,000 aggregate original principal amount of its "7.35% Notes Due 2005," (the "1995 Notes") and (B) $100,000,000 aggregate original principal amount of its "8-7/8% Notes Due December 15, 2002" (the "1992 Notes," and together with the 1995 Notes, the "Indenture Debt," such term to include all debentures, notes, or other evidences of indebtedness issued pursuant to the Indenture in addition to, issued in exchange for, or issued in replacement of any Indenture Debt existing on the date hereof). Express, in its capacity as issuer of the Indenture Debt, together with its successors and assigns, shall be referred to herein as the "Indenture Debt Issuer."

(5)                Subject to certain exceptions which are not applicable hereto, Section 1008 of the Indenture prohibits any Mortgagor from creating any security interests in certain of the Mortgagors' property unless the Indenture Debt is equally and ratably secured by such security interest.

(6)                This Agreement is made in favor of the Collateral Agent for the benefit of the Lenders and the Noteholders (collectively the "Secured Creditors") to equally and ratably secure the Secured Obligations (as defined herein).

(7)                It is a condition precedent to the making of Loans and the issuance of, and participation in, Letters of Credit under the Credit Agreement that the Mortgagors shall have executed and delivered to the Collateral Agent this Agreement.

(8)                The Mortgagors desire to execute this Agreement to satisfy the conditions described in the preceding paragraphs (5) and (7).

NOW, THEREFORE, TO SECURE TO COLLATERAL AGENT, for the equal and ratable benefit of the Secured Creditors, all of the Secured Obligations, as hereinafter defined, Mortgagors do hereby MORTGAGE, GRANT, CONVEY AND ASSIGN to Collateral Agent, for the equal and ratable benefit of the Secured Creditors, the Property, as hereinafter defined.

TO HAVE AND TO HOLD the Property unto the Collateral Agent for the equal and ratable benefit of the Secured Creditors, forever. And Mortgagors represent and warrant that (i) Mortgagors are lawfully seized of the estate hereby conveyed and have the right to mortgage, grant, convey and assign the Property, (ii) the Property is unencumbered except for the Permitted Encumbrances, and (iii) Mortgagors will warrant and defend generally the title to the Property against all claims and demands whatsoever, except as aforesaid.

Mortgagors covenant and agree as follows:

1.                                           DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

"Aggregate Principal Obligations" shall mean the sum of (a) the Indenture Principal Obligations, plus (b) the Facility Principal Obligations.

"Agreement" shall mean this Security Agreement as the same may be modified, supplemented or amended from time to time in accordance with its terms.

"Borrower" shall have the meaning provided in the Preliminary Statements of this Agreement.

"Collateral Agent" shall have the meaning provided in the first paragraph of this Agreement.

"Collateral Agent Expenses" shall mean (a) all costs or expenses which any Mortgagor is required to pay or cause to be paid under this Agreement or any other Collateral Document and which are paid or advanced by the Collateral Agent pursuant to the provisions of the Collateral Documents; (b) all taxes and insurance premiums of every nature and kind which any Mortgagor is required to pay or cause to be paid under this Agreement or any other Collateral Document and which are paid or advanced by the Collateral Agent pursuant to the provisions of any Collateral Document; (c) all filing, recording, publication and search fees paid or incurred by the Collateral Agent in connection with the transactions contemplated by this Agreement or the other Collateral Documents; (d) all costs and expenses paid or incurred by the Collateral Agent (with or without suit), to correct any default or enforce any provisions of any Collateral Document or in gaining possession of, maintaining, handling, preserving, storing, refurbishing, appraising, selling, preparing for sale and/or advertising to sell the Property, whether or not a sale is consummated; (e) all costs and expenses of suit paid or incurred by the Collateral Agent in enforcing or defending this Agreement or any other Collateral Document; and (f) attorneys' fees and expenses paid or incurred by the Collateral Agent in advising, structuring, drafting, reviewing, amending, terminating, enforcing, defending or concerning this Agreement or any other Collateral Document, whether or not suit is brought, and including any action brought in any Insolvency Proceeding.

"Contract Rights" shall mean all rights of an Mortgagor under any Scheduled Contract but shall not include the right to payment thereunder.

"Credit Agreement" shall have the meaning provided in the Preliminary Statements of this Agreement.

"Documents" shall have the meaning assigned that term under the UCC.

"Event of Default," as used in this Agreement, unless otherwise stated, shall have the same meaning given such term in the Credit Agreement.

"Facility Notes" shall have the meaning given such term in the Preliminary Statements.

"Facility Obligations" shall mean all "Obligations" as such term is defined in the Credit Agreement.

"Facility Principal Obligations" shall mean, at any time, the sum of (a) aggregate outstanding principal amount of all Loans under the Credit Agreement, plus (b) the outstanding principal amount of all Reimbursement Obligations under the Credit Agreement, plus (c) the Outstanding Letter of Credit Exposure, plus (d) the principal amount of all other loans or advances which constitute a portion of the Facility Obligations.

"General Intangibles" shall have the meaning assigned that term under the UCC.

"Goods" shall have the meaning assigned that term under the UCC.

"Indenture" shall have the meaning given such term in the Preliminary Statements of this Agreement.

"Indenture Debt" shall have the meaning provided in the Preliminary Statements of this Agreement.

"Indenture Debt Issuer" shall the meaning given such term in the Preliminary Statements of this Agreement.

"Indenture Documents" shall mean the Indenture, all documents or instruments evidencing the Indenture Debt and all other documents now or hereafter executed and delivered by the Indenture Debt Issuer, either of the Borrowers, or any Mortgagor for the equal and ratable benefit of the Trustee or Noteholders.

"Indenture Principal Obligations" shall mean, at any time, the outstanding principal amount of all debentures, notes, or other evidences of indebtedness issued under or pursuant to the Indenture Documents.

"Information Disclosure Certificate" shall mean, as to any Mortgagor, the Information Disclosure Certificate delivered by or on behalf of such Mortgagor pursuant to the Credit Agreement.

"Instrument" shall have the meaning assigned that term under the UCC.

"Lender" and "Lenders" shall have the meaning provided in the Preliminary Statements of this Agreement.

"Lenders' Percentage" shall mean, with respect to a given amount, the portion of such amount determined by the ratio by which the Facility Principal Obligations bear to the Aggregate Principal Obligations.

"Letter of Credit Reserve Account" shall have the meaning given such term in Section 24(b).

"Mortgagor" or "Mortgagor" shall have the meaning provided in the first paragraph of this Agreement, and their successors and assigns.

"Noteholder" shall have the meaning provided in the Preliminary Statements of this Agreement.

"Noteholders' Percentage" shall mean, with respect to a given amount, the portion of such amount determined by the ratio by which the Indenture Principal Obligations bear to the Aggregate Principal Obligations.

"Outstanding Letters of Credit Exposure" shall mean at any time the undrawn face amount of all outstanding Letters of Credit then issued and outstanding under the Credit Agreement (assuming compliance with all requirements for drawing).

"Permitted Encumbrances" shall have the meaning given such term in the Credit Agreement.

"Proceeds" shall have the meaning assigned that term under the UCC or under other relevant law and, in any event, shall include, but not be limited to (i) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to the Collateral Agent or an Mortgagor from time to time with respect to any of the Property, (ii) any and all payments (in any form whatsoever) made or due and payable to an Mortgagor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Property by any governmental authority (or any Person acting under color of governmental authority); (iii) any and all accounts, general intangibles, contract rights, inventory, equipment, money, drafts, instruments, deposit accounts, or other tangible and intangible property of the Mortgagors resulting from the sale (authorized or unauthorized) or other disposition of the Property, including, without limitation, the net earnings of any lease or other agreement relative to the use of the Property, or any portion thereof, and any proceeds of such proceeds; and (iv) any and all other amounts from time to time paid or payable under or in connection with any of the Property.

"Property" shall mean all of the real property described on Exhibit A attached hereto and made a part hereof, together with all present and future right, title and interest of Mortgagors therein or in any way appertaining thereto, and all buildings, improvements and tenements now or hereafter erected on the property, and all heretofore or hereafter vacated alleys and streets abutting the property, and all easements, rights, appurtenances, rents, royalties, mineral, oil and gas rights and profits, water, water rights, and water stock appurtenant to the property, and all fixtures, machinery, equipment, engines, boilers, incinerators, building materials, appliances and goods of every nature whatsoever now or hereafter owned by Mortgagors and located in, or on, or used, or intended to be used in connection with the property, including, but not limited to, those for the purposes of supplying or distributing heating, cooling, electricity, gas, water, air and light; all cranes and materials handling equipment; and all elevators, and related machinery and equipment, fire prevention and extinguishing apparatus, security and access control apparatus, plumbing, bath tubs, water heaters, water closets, stoves, refrigerators, dishwashers, disposals, washers, dryers, awnings, storm windows, storm doors, screens, blinds, shades, curtains and curtain rods, mirrors, cabinets, paneling, rugs, attached floor coverings, furniture, fixtures, equipment; and all rentals, revenues, payments, repayments, deposits, income, charges and moneys derived from the use, lease, sublease, rental or other disposition of the property and the proceeds from any insurance or condemnation award pertaining thereto; and all other property (tangible and intangible) now owned or hereafter acquired by Mortgagors and used in, on or about the subject real estate or arising from the operation of the property, all of which, including replacements and additions thereto and proceeds therefrom, shall be deemed to be and remain a part of the real property covered by this Agreement. The Property shall constitute "Collateral" as such term is used in the Credit Agreement.

"Secured Creditors" shall have the meaning provided in the Preliminary Statements of this Agreement.

"Secured Obligations" shall mean each of the following:

(a)                the Borrowers' full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise), and the due performance, of all Facility Obligations; and

(b)                the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all principal of, and interest on, the Indenture Debt, and the due performance of all other obligations of any Mortgagor arising under or in connection with the Indenture Documents; and

(c)                all obligations and liabilities of any Mortgagor under this Agreement, any Subsidiary Guaranty, Parent Guaranty, or any other Loan Document to which any Mortgagor is a party; and

(d)                all obligations and liabilities of any Mortgagor under the Indenture Documents to which it is a party; and

(e)                all other obligations and liabilities owing by any Mortgagor to any of the Administrative Agent, the Collateral Agent, the Trustee, any Lender, or any Noteholder under this Agreement, the Credit Agreement or any other Loan Document, or the Indenture Documents (including, without limitation, indemnities, fees and other amounts payable thereunder); and

(f)                  the full and prompt payment when due of any and all Collateral Agent Expenses; in all cases whether now existing, or hereafter incurred under, arising out of, or in connection with, this Agreement, the Credit Agreement or any other Loan Document, or the Indenture Documents, including any such interest or other amounts which, but for any automatic stay under Section 362(a) of the Bankruptcy Code, would become due. It is acknowledged and agreed that the term "Secured Obligations" shall include, without limitation, extensions of credit and issuances of securities of the types described above, whether outstanding on the date of this Agreement or extended or purchased from time to time after the date of this Agreement.

"Trustee" shall mean the trustee under the Indenture and includes its successors and assigns.

"UCC" shall mean the Uniform Commercial Code as enacted by the State of Ohio, as amended from time to time, and any and all terms used in this Agreement which are defined in the UCC shall be construed and defined in accordance with the meaning and definition ascribed to such terms under the UCC.

"Wachovia" has the meaning given such term in the Preliminary Statements of this Agreement.

Except as specifically defined herein, capitalized terms used herein that are defined in the Credit Agreement shall have their respective meanings ascribed to them in the Credit Agreement.

2.                                           PAYMENT OF SECURED OBLIGATIONS. Mortgagors shall promptly pay and perform all of the Secured Obligations when due.

3.                                           OPEN-END MORTGAGE. This Agreement is an Open-End Mortgage under Section 5301.232 of the Ohio Revised Code and is intended to secure all of the Secured Obligations, including, without limitation, such Secured Obligations that may be advanced to or payable by Mortgagors or Borrowers after the date of this Agreement. This Agreement shall secure the maximum principal amount of up to Four Hundred Seventy Five Million Dollars ($475,000,000), together with interest thereon and such other amounts as shall become due and owing to Collateral Agent, for the benefit of the Secured Creditors, from Mortgagors pursuant this Agreement.

4.                                           INSURANCE. Mortgagors shall keep all improvements now existing or hereafter erected on the Property insured against loss by fire and such other hazards, casualties, and contingencies in accordance with the Credit Agreement. In the event of foreclosure of this Agreement, all right, title, and interest of Mortgagors in and to any insurance policies then in force shall pass to the purchaser at foreclosure sale, and Collateral Agent is hereby appointed attorney in fact for Mortgagors for the purpose of assigning and transferring such policies and receiving all or any part of the proceeds therefrom. The insurance proceeds or any part thereof may be applied by Collateral Agent, at Collateral Agent's option, either to the reduction of the Secured Obligations or to restoration or repair of the property damaged.

5.                                           FUNDS FOR TAXES, INSURANCE AND OTHER CHARGES. Upon default in payment by Mortgagors of any of the following described items, or upon the occurrence of an Event of Default, as hereinafter defined, Collateral Agent shall have the right, at Collateral Agent's option, to require Mortgagors to pay to Collateral Agent on the first day of each month, until the Secured Obligations shall have been paid in full, a sum (herein "Funds") equal to one-twelfth of (a) the yearly water and sewer rates and taxes and assessments that may be levied on the Property and (b) the yearly premium installments for fire and other hazard insurance, rent loss insurance (if applicable) and such other insurance covering the Property as Collateral Agent may require pursuant to the Credit Agreement, all as reasonably estimated initially and from time to time by Collateral Agent on the basis of assessments and bills and reasonable estimates thereof. Any waiver by Collateral Agent of a requirement that Mortgagors pay such Funds may be revoked by Collateral Agent, in Collateral Agent's sole discretion, at any time upon notice in writing to Mortgagors. Collateral Agent may require Mortgagors to pay to Collateral Agent, in advance, such other Funds for other taxes, charges, premiums, assessments and impositions in connection with Mortgagors or the Property that Collateral Agent shall reasonably deem necessary to protect Collateral Agent's interests (herein "Other Impositions"). Unless otherwise provided by applicable law, Collateral Agent, at Collateral Agent's option, may require Funds for Other Impositions to be paid by Mortgagors in a lump sum (not exceeding Other Impositions due for a one-year period) or in periodic installments.

The Funds shall be held by Collateral Agent and shall be applied to pay such rates, rents, taxes, assessments, insurance premiums and Other Impositions so long as no Event of Default has occurred. Collateral Agent shall make no charge for so holding and applying the Funds, analyzing such account or for verifying and compiling said assessments and bills, unless Collateral Agent pays Mortgagors interest, earnings or profits on the Funds and applicable law permits Collateral Agent to make such a charge. Unless applicable law requires interest, earnings or profits on the Funds to be paid, Collateral Agent shall not be required to pay Mortgagors any interest, earnings or profits on the Funds. Collateral Agent shall give to Mortgagors, without charge, an annual accounting of the Funds showing credits and debits to the Funds and the purpose for which each debit to such Funds was made. The Funds are pledged as additional security for the Secured Obligations and shall be subject to the right of set off.

If the amount of the Funds held by Collateral Agent at the time of the annual accounting thereof shall exceed the amount deemed necessary by Collateral Agent to provide for the payment of water and sewer rates, taxes, assessments, insurance premiums, rents and Other Impositions, as such payments become due, Collateral Agent (in its sole discretion) may either (i) return the amount of the excess to Mortgagors or (ii) apply a part or all of such excess at such time or times as Collateral Agent may elect to the Secured Obligations. If, at any time, the amount of the Funds held by Collateral Agent shall be less than the amount deemed necessary by Collateral Agent to pay water and sewer rates, taxes, assessments, insurance premiums, rents and Other Impositions, as such payments become due, Mortgagors shall, on demand, pay such deficiency. Upon the occurrence of an Event of Default, Collateral Agent may apply, in any amount and in any order as Collateral Agent shall determine, in Collateral Agent's sole discretion, any Funds held by Collateral Agent at the time of application (A) to pay rates, rents, taxes, assessments, insurance premiums and Other Impositions that are now or shall hereafter become due; or (B) as a credit against sums secured by this Agreement. Upon release of this Agreement and payment in full of the Secured Obligations, Collateral Agent shall promptly refund to Mortgagors any Funds held by Collateral Agent.

6.                                           CHARGES; MECHANICS LIENS. Mortgagors shall pay all water and sewer rates, rents, taxes assessments, premiums, and Other Impositions (not being diligently contested by Mortgagors (a) in a timely manner and (b) with the support of adequate financial reserves), attributable to the Property. Mortgagors shall promptly discharge any lien that has, or may have, priority over or equality with, the lien of this Agreement, other than Permitted Encumbrances.

If a mechanic's lien is filed against the Property, Mortgagors shall promptly notify Collateral Agent and, at Collateral Agent's request, shall deliver to Collateral Agent, either of the following, at Mortgagors' option, (i) a cash deposit or (ii) an indemnity bond satisfactory to Collateral Agent issued by a surety satisfactory to Collateral Agent, in the amount claimed by any such lien, together with an additional sum necessary to pay all costs, interest and penalties that may be payable in connection therewith. Without Collateral Agent's prior written consent, Mortgagors shall not allow any lien, encumbrance, or other interest in the Property to be perfected against the Property, other than Permitted Encumbrances, unless Mortgagors are then diligently contesting same and has, as to the lien, encumbrance or interest being contested, complied with (i) or (ii) of the preceding sentence.

7.                                           PRESERVATION AND MAINTENANCE OF PROPERTY. Mortgagors (a) shall not commit waste or permit impairment or deterioration of the Property; (b) shall not abandon the Property; (c) shall, unless Collateral Agent withholds insurance proceeds as security for or application to the Secured Obligations as provided in the Credit Agreement, restore or repair promptly and in a good and workmanlike manner all or any part of the Property to the equivalent of its original condition, or such other condition as Collateral Agent may approve in writing, in the event of any damage, injury or loss thereto, whether or not insurance proceeds are available to cover in whole or in part the costs of such restoration or repair unless the improvements constituting the Property are (i) totally destroyed, (ii) insurance has been maintained thereon as required by this Agreement, and (iii) Collateral Agent applies the proceeds of such insurance to payment of the Secured Obligations; (d) shall keep the Property, including improvements, fixtures, equipment, machinery and appliances, in good repair and shall replace improvements, fixtures, equipment, machinery and appliances on the Property owned by Mortgagors when necessary to keep such items in good repair; (e) shall comply in all material respects with all laws, ordinances, regulations and requirements of any governmental body applicable to the Property, including, without limitation, the American with Disabilities Act, as it may be amended from time to time; and (f) shall give notice in writing to Collateral Agent of, appear in and defend, any action or proceeding purporting to affect the Property, the security of this Agreement or the rights or powers of Collateral Agent, except for any such action or proceeding caused by the gross negligence or intentional misconduct of Collateral Agent. Unless required by applicable law or unless Collateral Agent has otherwise consented in writing, neither Mortgagors nor any tenant or other Person shall remove, demolish or alter any improvement now existing or hereafter erected on the Property or any fixture (other than trade fixtures), equipment, machinery or appliance in or on the Property owned by Mortgagors and used or intended to be used in connection with the Property, except as permitted pursuant to the Credit Agreement.

8.                                           USE OF PROPERTY. Unless required by applicable law or unless Collateral Agent has otherwise agreed in writing, Mortgagors shall not allow changes in the use for which all or any part of the Property was intended at the time this Agreement was executed. Mortgagors shall not initiate or acquiesce in a change in the zoning classification of the Property without Collateral Agent's prior written consent.

9.                                           PROTECTION OF PROPERTY; AGENT'S SECURITY. If Mortgagors fail to perform the covenants and agreements contained in this Agreement, or if any action or proceeding is commenced that affects the Property or title thereto or the interest of Collateral Agent therein, including, but not limited to, eminent domain, insolvency, enforcement of local laws, or arrangements or proceedings involving a bankrupt or decedent, then Collateral Agent, at Collateral Agent's option, may make such appearances, disburse such sums and take such action as Collateral Agent deems necessary, in its sole discretion, to protect the interests of Collateral Agent and the Secured Creditors, including, but not limited to, (a) disbursement of attorneys' fees; (b) entry upon the Property to remedy any failure of Mortgagors to perform hereunder; and (c) procurement of satisfactory insurance.

Any amounts disbursed by Collateral Agent pursuant to this Section 9, with interest thereon, shall become part of the Secured Obligations and shall be secured by this Agreement. Unless Mortgagors and Collateral Agent agree in writing to other terms of payment, such amounts shall be immediately due and payable and shall bear interest from the date of disbursement at the Default Rate, unless collection from Mortgagors of interest at such rate would be contrary to applicable law, in which event such amounts shall bear interest at the highest rate that may be collected from Mortgagors under applicable law. Mortgagors hereby covenant and agree that Collateral Agent shall be subrogated to the lien of any mortgage or other lien discharged, in whole or in part, by the Secured Obligations. Nothing contained in this Section 9 shall require Collateral Agent to incur any expense or take any action hereunder.

The procurement of insurance of the payment of taxes or other liens or charges by Collateral Agent shall not be a waiver of the right of Collateral Agent or the Lenders to accelerate the maturity of any of the Secured Obligations secured by this Agreement. Collateral Agent's receipt of any awards, proceeds or damages under the insurance or condemnation provisions of the Credit Agreement or this Agreement shall not operate to cure or waive any default in payment of sums secured by this Agreement.

10.                                       CONDEMNATION. Mortgagors shall promptly notify Collateral Agent of any action or proceeding relating to any condemnation or other taking, whether direct or indirect, of the Property, or part thereof, and Mortgagors shall appear in and prosecute any such action or proceeding unless otherwise directed by Collateral Agent in writing. Mortgagors authorize Collateral Agent, at Collateral Agent's option, as attorney-in-fact for Mortgagors, to commence, appear in and prosecute, after the occurrence of an Event of Default, in Collateral Agent's or Mortgagors' name, any action or proceeding relating to any condemnation or other taking of the Property, whether direct or indirect, and to settle or compromise any claim in connection with such condemnation or other taking. The proceeds of any award, payment or claim for damages, direct or consequential, in connection with any condemnation or other taking, whether direct or indirect, of the Property, or part thereof, or for conveyances in lieu of condemnation, are hereby assigned to and shall be paid to Collateral Agent.

With the consent of Collateral Agent, which consent may be withheld in Collateral Agent's sole discretion, Mortgagors may apply such awards, payments, proceeds or damages, after the deduction of Collateral Agent's expenses incurred in the collection of such amounts, to restoration or repair of the Property. Otherwise, such sums so received shall be applied to payment of the Secured Obligations. Mortgagors agree to execute such further evidence of assignment of any awards, proceeds, damages or claims arising in connection with such condemnation or taking as Collateral Agent may reasonably require.

11.                                       ESTOPPEL CERTIFICATE. Mortgagors shall, within ten (10) days of a written request from Collateral Agent, furnish Collateral Agent with a written statement, duly acknowledged, setting forth the sums secured by this Agreement and any right of set-off, counterclaim or other defense that exists against such sums and any Secured Obligations.

12.                                       UNIFORM COMMERCIAL CODE AND FIXTURE FILING. This Agreement shall also constitute a "fixture filing" under the Uniform Commercial Code, as adopted in Ohio for the purpose of perfecting Collateral Agent's security interest in all of Mortgagors' property now owned or hereafter acquired which is or becomes a "fixture" to the Property under the Uniform Commercial Code, as in effect from time to time in Ohio, with the names and addresses of the "debtors" and "secured party" for such purpose being:

Debtors: ABX AIR, INC.
145 Hunter Drive
Wilmington, Ohio 45177

WILMINGTON AIR PARK, INC.
145 Hunter Drive
Wilmington, Ohio 45177

AVIATION FUEL INC.
145 Hunter Drive
Wilmington, Ohio 45177

Secured Party: WACHOVIA BANK, N.A., as Collateral Agent
191 Peachtree Street, N.E.
Atlanta, Georgia 30303
Attn: Syndications Group

13.                                       LEASES OF THE PROPERTY. Mortgagors shall comply with and observe Mortgagors' obligations as landlord or as tenant, as the case may be, under any leases of the Property or any part thereof. Mortgagors shall furnish Collateral Agent with executed copies of the leases now existing or hereafter made of all or any part of the Property, and all future leases and amendments or modifications thereto shall be subject to Collateral Agent's prior written approval. Unless otherwise directed by Collateral Agent, all leases of the Property made after the date hereof shall specifically provide that such leases are subordinate to this Agreement; that the tenant attorns to Collateral Agent, such attornment to be effective upon Collateral Agent's acquisition of title to the Property; that the tenant agrees to execute such further evidences of attornment as Collateral Agent may from time to time request; and that the attornment of the tenant shall not be terminated by foreclosure. Mortgagors shall not, without Collateral Agent's written consent, execute, modify, surrender or terminate, either orally or in writing, any lease hereafter made of all or any part of the Property, permit an assignment or sublease of such a lease, or request or consent to the subordination of any lease of all or any part of the Property to any lien subordinate to this Agreement, provided that such leases are on commercially reasonable terms. If Mortgagors become aware that any tenant proposes to do, or is doing, any act or thing that may give rise to any right to set-off against rent, Mortgagors shall (a) take such steps as shall be reasonably calculated to prevent the accrual of any right to a set-off against rent, (b) notify Collateral Agent thereof and of the amount of said set-offs, and (c) within twenty (20) days after such accrual, reimburse the tenant who shall have acquired such right to set-off or take such other steps as shall effectively discharge such set-off and as shall assure that rents thereafter due shall continue to be payable without set-off or deduction.

14.                                       REMEDIES CUMULATIVE. Each remedy provided in this Agreement is distinct and cumulative to all other rights or remedies under this Agreement or the Credit Agreement or afforded by law or in equity, and may be exercised concurrently, independently, or successively, in any order whatsoever.

15.                                       TRANSFERS OF THE PROPERTY; CHANGES IN CONTROL OR OWNERSHIP OF MORTGAGORS. Except as expressly permitted pursuant to the Credit Agreement, Mortgagors shall not (a) voluntary or involuntary sell, lease, exchange, assign, convey, transfer or otherwise dispose of all or any portion of the Property (or any interest therein), or all or any of the beneficial ownership interest in Mortgagors, or (b) convey to any Person, other than Collateral Agent, a security interest in the Property or any part thereof or voluntarily or involuntarily permit or suffer the Property to be further encumbered.

16.                                       CREDIT AGREEMENT PROVISIONS. Mortgagors agree to comply with the covenants and conditions of the Credit Agreement that is hereby incorporated by reference in and made a part of this Agreement. All sums disbursed by Collateral Agent to protect the security of this Agreement shall be treated as Related Expenses, as defined in the Credit Agreement. All such sums shall bear interest from the date of disbursement at the Default Rate. In the event of any conflict or inconsistency between this Agreement and the Credit Agreement, the terms of the Credit Agreement shall control.

17.                                       NOTICE. Any notice given with respect to this Agreement may be personally served or given in writing by depositing such notice in the United States mail, first class postage prepaid, or by telex or telegram, charges prepaid, addressed to any Mortgagor at the address and telecopy number set forth below, or at such other address and telecopy number as such Mortgagor may from time to time designate in writing to the Collateral Agent, and, to the Collateral Agent at the address and telecopy number for notices set forth in the Credit Agreement, or at such other address and telecopy number as the Collateral Agent may designate by written notice to the Parent or either of the Borrowers.

P.O. Box 662

Seattle, Washington 98111

Attention: Chief Financial Officer and General Counsel

CFO Telecopier number: (206) 281-1444

Confirmation number: (206) 281-1003

GC Telecopier number: (206) 281-1444

Confirmation number: (206) 281-1005

18.                                       SUCCESSORS AND ASSIGNS BOUND; COLLATERAL AGENTS; CAPTIONS. The covenants and agreements herein contained shall bind, and the rights hereunder shall inure to, the respective successors and permitted assigns of Collateral Agent, the Lenders and Mortgagors. In exercising any rights hereunder or taking any actions provided for herein, Collateral Agent may act through its employees, agents or independent contractors as authorized by Collateral Agent. The captions and headings of the Sections of this Agreement are for convenience only and are not to be used to interpret or define the provisions hereof.

19.                                       GOVERNING LAW; SEVERABILITY. This Agreement shall be governed by the laws of the State of Ohio, without regard to principles of conflicts of laws. In the event that any provision of this Agreement conflicts with applicable law, such conflict shall not affect other provisions of this Agreement that can be given effect without the conflicting provisions, and to this end the provisions of this Agreement are declared to be severable.

20.                                       WAIVER OF MARSHALING. In the event of foreclosure of the lien of this Agreement, the Property may be sold in one or more parcels or as an entirety as Collateral Agent may elect.

Notwithstanding the existence of any other security interests in the Property held by Collateral Agent, or by any other Person, Collateral Agent shall have the right to determine the order in which any or all of the Property shall be subjected to the remedies provided herein. Collateral Agent shall have the right to determine the order in which any or all of the Secured Obligations are satisfied from the proceeds realized upon the exercise of the remedies provided herein. Mortgagors, any Person that consents to this Agreement, and any Person that now or hereafter acquires a security interest in the Property and that has actual or constructive notice hereof, hereby waives any and all right to require the marshaling of assets in connection with the exercise of any of the remedies permitted by applicable law or provided herein.

21.                                       ASSIGNMENT OF RENTS; APPOINTMENT OF RECEIVER; COLLATERAL AGENT IN POSSESSION. Mortgagors hereby absolutely and unconditionally assign and transfer to Collateral Agent all of the leases, rents and revenues of the Property, including those now due, past due, or to become due by virtue of any lease or other agreement for the occupancy or use of all or any part of the Property, regardless to whom the rents and revenues of the Property are payable. Although this Agreement is a present assignment, Collateral Agent shall not exercise any of the rights or powers herein conferred upon it until an Event of Default shall have occurred. Mortgagors hereby authorize Collateral Agent or Collateral Agent's agents to collect the aforesaid rents and revenues and hereby directs each tenant of the Property to pay such rents to Collateral Agent or Collateral Agent's agents. Upon the occurrence of an Event of Default, and without the necessity of Collateral Agent entering upon and taking and maintaining full control of the Property in person, by agent or by a court appointed receiver, Collateral Agent shall immediately be entitled to possession of all rents and revenues of the Property as specified in this Section 21 as the same become due and payable (including but not limited to rents then due and unpaid) and all such rents received by Mortgagors shall immediately, upon delivery of such notice, be held by Mortgagors, as trustee for the benefit of Collateral Agent only. This Section 21 may be supplemented by a separate assignment of leases and rents agreement entered into by and between Collateral Agent and Mortgagors, which instrument shall set forth more fully Collateral Agent's rights with respect to the leases, rents and revenue of the Property.

22.                                       ASSIGNMENT OF CONSTRUCTION RIGHTS. From time to time, as Collateral Agent deems necessary to protect its interests, Mortgagors shall, upon request of Collateral Agent, execute and deliver to Collateral Agent, in such form as Collateral Agent shall direct, assignments of any and all rights or claims that relate to the construction of improvements on the Property and which Mortgagors may have against any Person supplying or who has supplied labor, materials or services in connection with construction of the Property.

23.                                       EVENT OF DEFAULT; ACCELERATION; REMEDIES. Each of the following shall constitute an Event of Default hereunder, (a) if any Event of Default, as defined in the Credit Agreement, occurs under the Credit Agreement, or (b) if Mortgagors default in the performance or observance of any of the covenants or agreements of Mortgagors contained in this Agreement . In addition to any other right or remedy that Collateral Agent may now or hereafter have at law or in equity, upon the occurrence of an Event of Default, Collateral Agent shall have the right and power (i) to foreclose upon this Agreement and the lien hereof; (ii) to sell the Property according to law at one or more sales as an entirety or in parcels, if applicable, and at such time and place upon such terms and conditions and after such notices thereof as may be required by law; (iii) to enter upon and take possession of the Property; and (iv) apply for the appointment of a receiver, trustee, liquidator or conservator of the Property, without notice and without regard for the adequacy of the security for the Secured Obligations and without regard for the solvency of Mortgagors, any Borrower or any Person liable for the payment of the Secured Obligations, or any portion thereof. If all sums secured by this Agreement become immediately due and payable in accordance with this Section, Collateral Agent, at Collateral Agent's option, may foreclose this Agreement by judicial proceeding and may invoke any other remedies permitted by applicable law or as provided herein. Collateral Agent shall be entitled to collect all costs and expenses incurred in pursuing such remedies, including, but not limited to, costs of documentary evidence abstracts, title reports and attorneys' fees.

24.                                       APPLICATION OF PROCEEDS.

(a)                The Proceeds actually collected by the Collateral Agent as a result of the exercise of any of the rights, powers and remedies of the Collateral Agent herein granted, including by reason of foreclosure, shall be applied as follows:

(i)                   First, to the payment or reimbursement of all Collateral Agent Expenses, to the extent such costs and expenses have not been indefeasibly paid or reimbursed by the Mortgagors;

(ii)                 Second, subject to Section 24(b) and until all Secured Obligations owed to the Secured Creditors have been fully, finally, and indefeasibly paid or performed, each Lender's Commitment has been terminated, and the Letter of Facility Obligations have been reduced to zero, on a pari passu basis without any preference or priority to the Noteholders or the Lenders, to the Trustee, in an amount equal to the Noteholders' Percentage of such Proceeds, and to the Administrative Agent, in an amount equal to the Lenders' Percentage of such Proceeds, for distribution by the Trustee under the Indenture Documents and by the Administrative Agent under the Loan Documents;

(iii)                Finally, to the relevant Mortgagor or such other Person or Persons as shall be lawfully entitled thereto.

(b)                The amount of any Proceeds distributed to the Administrative Agent on account of any Outstanding Letter of Credit Exposure shall be held by the Administrative Agent and deposited by the Administrative Agent in a special interest bearing account (the "Letter of Credit Reserve Account") under the sole dominion and control of the Administrative Agent, and shall be applied and distributed to the appropriate Issuer of the applicable Letter of Credit if and to the extent that such Letter of Credit is honored. If such Letter of Credit is not drawn upon, or is not fully drawn upon, the balance of the funds in the Letter of Credit Reserve Account attributable to such Letter of Credit shall be distributed to the Secured Creditors pursuant to clause (ii) of Section 24(a) hereof.

(c)                Notwithstanding Section 24(a),

(i)                   if any payment by the Collateral Agent to a Secured Creditor pursuant to Section 24(a) would cause any amount recovered by the Collateral Agent from or in respect of the Property to be invalidated, declared fraudulent or preferential, set aside or required to be repaid, returned or restored to a trustee, receiver, or any other Person under any bankruptcy, reorganization, insolvency, or liquidation statute, state or federal law, common law or equitable cause (an "Avoided Payment"), such Secured Creditor shall not participate in the distribution of any portion of the Avoided Payment; instead the Avoided Payment shall be distributable to the Trustee and Administrative Agent pro rata in accordance with Section 24(a)(ii), for the benefit of the remaining Secured Creditors as to whom no such repayment, return or restoration would be applicable;

(ii)                 the Collateral Agent may condition a payment to the Trustee or the Administrative Agent on behalf of a Secured Creditor pursuant to Section 24(a) on the specific condition that, in the event such amount is subsequently determined to be an Avoided Payment, such Secured Creditor will be required, upon written demand, to return promptly to the Collateral Agent all or its ratable part, as the case may be, of the Avoided Payment (and any interest thereon to the extent the same is required to be paid in respect of the return or restoration of the Avoided Payment), for distribution pro rata in accordance with Section 24(a)(ii) to the remaining Secured Creditors as to whom no such repayment, return or restoration would be applicable, or to the applicable obligor, as the case may be; and

(iii)                the Collateral Agent, in making any payments to the Trustee and the Administrative Agent on behalf of the Secured Creditors under Section 24(a), may require the Secured Creditors to agree that if any amounts are not distributed to a particular Secured Creditor pursuant to clause (i) above or are returned by a Secured Creditor under clause (ii) above, the Secured Creditors will make such adjustments or arrangements among themselves, whether by purchasing undivided interests in the Secured Obligations or otherwise, in order to equitably adjust for any non-pro rata distribution under clause (i) above and/or the return of all or part of any payment or amount under clause (ii) above, and to give effect to the intended equal and ratable benefits of this Agreement as security for the Secured Obligations.

(d)                All payments required to be made to (i) the Lenders hereunder shall be made to the Administrative Agent on behalf of and for the account of the respective Lenders, and (ii) the Noteholders hereunder shall be made to the Trustee on behalf of and for the account of the Noteholders.

(e)                For purposes of applying payments received in accordance with this Section 24, the Collateral Agent shall be entitled to rely upon (i) the Administrative Agent for a determination (which the Administrative Agent agrees to provide upon request by the Collateral Agent) of the outstanding Facility Principal Obligations, and (ii) the Trustee for determinations of the outstanding Indenture Principal Obligations owed to the Noteholders.

(f)                  It is understood and agreed that each Mortgagor shall remain liable to the extent of any deficiency between (i) the amount of the proceeds of the Property applied pursuant to Section 24(a) and (ii) the aggregate outstanding amount of the Secured Obligations.

25.                                       INDEMNIFICATION. Mortgagors shall protect, indemnify and save harmless Collateral Agent and the Lenders from and against all liabilities and expenses (including, without limitation, reasonable attorneys' fees and expenses, including those incurred in connection with appellate, bankruptcy and post-judgment proceedings) imposed upon or incurred by or asserted against Collateral Agent or any Lender, and not caused by the gross negligence or intentional misconduct of Collateral Agent or such Lender, by reason of (a) ownership of this Agreement, the Property or any interest therein or receipt of any rents, (b) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas or streets, (c) any use, non- use or condition in, on or about the Property, or any part thereof, or on the adjoining sidewalks, curbs, adjacent property, parking areas or streets, (d) any failure on the part of Mortgagors to perform or comply with any of the terms of this Agreement, or (e) the performance of any labor or services or the furnishing of any materials or other property in respect of the Property or any part thereof. The obligations of Mortgagors under this Section 24 shall survive any termination or satisfaction of this Agreement.

26.                                       HAZARDOUS WASTE COVENANTS AND INDEMNIFICATION.

(a)                Mortgagors covenants and warrants that Mortgagors' use of the Property shall at all times comply with and conform, in all material respects, to all laws, statutes, ordinances, rules and regulations of any governmental, quasi-governmental or regulatory authority now or hereafter in effect ("Laws") which relate to the transportation, storage, placement, handling, treatment, discharge, release, generation, production or disposal (collectively "Treatment") of any waste, waste products, petroleum or petroleum based products, radioactive materials, poly-chlorinated biphenyls, asbestos, hazardous materials or substances of any kind, pollutants, contaminants and any substance which is regulated by any law, statute, ordinance, rule or regulation (collectively "Waste"). Mortgagors further covenant that they shall not engage in or permit any Person to engage in any Treatment of any Waste on or that affects the Property except for activities which comply with all Laws in all material respects.

(b)                Except as specifically disclosed to Collateral Agent in writing in any schedule to the Credit Agreement, Mortgagors have no actual knowledge that the Property is the subject of any Notice, as hereinafter defined, from any governmental authority or Person.

(c)                Promptly upon receipt of any Notice from any Person, Mortgagors shall deliver to Collateral Agent a true, correct and complete copy of any written Notice or a true, correct and complete report of any non-written Notice. Additionally, Mortgagors shall notify Collateral Agent immediately after having knowledge or Notice of any Waste in or affecting the Property. "Notice" shall mean any note, notice, information, or report of any of the following:

(i)                   any suit, proceeding, investigation, order, consent order, injunction, writ, award or action related to or affecting or indicating the Treatment of any Waste in or affecting the Property;

(ii)                 any spill, contamination, discharge, leakage, release, threatened release, or escape of any Waste in or affecting the Property, whether sudden or gradual, accidental or anticipated, or of any other nature ("Spill");

(iii)                any dispute relating to Mortgagors' or any other Person's Treatment of any Waste or any Spill in or affecting the Property;

(iv)               any claims by or against any insurer related to or arising out of any Waste or Spill in or affecting the Property;

(v)                 any recommendations or requirements of any governmental or regulatory authority, insurer or board of underwriters relating to any Treatment of Waste or a Spill in or affecting the Property;

(vi)               any legal requirement or deficiency related to the Treatment of Waste or any Spill in or affecting the Property; or

(vii)              any tenant, licensee, concessionaire, manager, or other Person occupying or using the Property or any part thereof which has engaged in or engages in the Treatment of any Waste in or affecting the Property in violation of applicable Laws.

(d)                In the event that (i) Mortgagors have caused, suffered or permitted, directly or indirectly, any Spill in or affecting the Property during the term of this Agreement, or (ii) any Spill of any Waste has occurred on the Property during the term of this Agreement, then Mortgagors shall immediately take all of the following actions:

(A)               notify Collateral Agent, as provided herein;

(B)               take all steps necessary or appropriate to clean up such Spill and any contamination related to the Spill, all in accordance with the requirements, rules or regulations of any local, state or federal governmental or regulatory authority or agency having jurisdiction over the Spill; provided that Mortgagors may contest any such requirement, rule or regulation by appropriate proceedings diligently and in good faith, so long as (1) Mortgagors provide Collateral Agent, at Mortgagors' cost, such sureties, performance bonds and other assurances as Collateral Agent may from time to time request in respect of such Spill and contamination and the cleanup thereof, (2) any governmental or other action against Mortgagors and the Property is effectively stayed during Mortgagors' efforts so to contest, and (3) in Collateral Agent's determination, a delay in such clean-up will not result in or increase any loss or liability to Collateral Agent;

(C)               restore the Property, provided that such restoration shall be no less than, but need not be more than, what is otherwise required by applicable federal, state or local law or authorities;

(D)               allow any local, state or federal governmental or regulatory authority or agency having jurisdiction thereof to monitor and inspect all cleanup and restoration related to such Spill; and

(E)                at the written request of Collateral Agent, post a bond or obtain a letter of credit for the benefit of Collateral Agent (drawn upon a company or bank satisfactory to Collateral Agent) or deposit an amount of money in an escrow account under Collateral Agent's name upon which bond, letter of credit or escrow Mortgagors may draw, and which bond, letter of credit or escrow shall be in an amount sufficient to meet all of Mortgagors' obligations under this Section 25; and Collateral Agent shall have the unfettered right to draw against the bond, letter of credit or escrow in its discretion in the event that Mortgagors are unable or unwilling to meet their obligation under this Section 25 or, if Mortgagors fail to post a bond or obtain a letter of credit or deposit such cash as is required herein, then Collateral Agent, at Mortgagors' cost and expense, may, but shall have no obligation to do so for the benefit of Mortgagors and do those things that Mortgagors are required to do under clauses (B), (C) and (D) of this subsection (d).

(e)                Mortgagors hereby agree that they shall indemnify, defend, save and hold harmless Collateral Agent and the Secured Creditors and their respective officers, directors employees, agents, successors, assigns and affiliates (collectively, "Indemnified Parties") against and from, and to reimburse the Indemnified Parties with respect to, any and all damages, claims, liabilities, losses, costs and expenses (including, without limitation, reasonable attorneys', engineers' and consultants' fees and expenses, court costs, administrative costs, costs of appeals and all clean up, administrative, fines, penalties and enforcement costs of applicable governmental agencies) that are incurred by or asserted against the Indemnified Parties by reason or arising out of: (i) the breach of any representation, warranty or undertaking of Mortgagors under this Section 25, or (ii) the Treatment of any Waste by Mortgagors or any tenant, licensee, concessionaire, manager, or other Person occupying or using the Property, in or affecting the Property, or (iii) any Spill governed by the terms of this Section 25.

(f)                  The obligations of Mortgagors under this Section 25 shall survive any termination or satisfaction of this Agreement.

27.                                       PRIORITY OF MORTGAGE LIEN. Collateral Agent, at Collateral Agent's option, is authorized and empowered to do all things provided to be done by a mortgagee under Section 1311.14 of the Revised Code of Ohio, as in effect from time to time, for the protection of Collateral Agent's interests in the Property.

28.                                       JURY TRIAL WAIVER. MORTGAGORS, COLLATERAL AGENT AND THE LENDERS WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, AMONG THEM ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO. THIS WAIVER SHALL NOT IN ANY WAY AFFECT, WAIVE, LIMIT, AMEND OR MODIFY THE COLLATERAL AGENT'S ABILITY TO PURSUE REMEDIES PURSUANT TO ANY CONFESSION OF JUDGMENT OR COGNOVIT PROVISION CONTAINED IN ANY NOTE, OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT BETWEEN MORTGAGORS AND COLLATERAL AGENT AND THE LENDERS.

(The balance of this page is intentionally blank.)

IN WITNESS WHEREOF, Mortgagors have executed this Agreement as of the day and year first set forth above.

In the presence of: /s/ W. Joseph Payne Print Name: W. Joseph Payne /s/ Patricia A. Wallace Print Name: Patricia A. Wallace	ABX AIR, INC., a corporation organized under the laws of Delaware By: /s/ Joseph C. Hete Name: Joseph C. Hete Title: President and COO
In the presence of: /s/ W. Joseph Payne Print Name: W. Joseph Payne /s/ Patricia A. Wallace Print Name: Patricia A. Wallace	WILMINGTON AIR PARK, INC., a corporation organized under the laws of Ohio By: /s/ Joseph C. Hete Name: Joseph C. Hete Title: President
In the presence of: /s/ W. Joseph Payne Print Name: W. Joseph Payne /s/ Patricia A. Wallace Print Name: Patricia A. Wallace	AVIATION FUEL INC., a corporation organized under the laws of Ohio By: /s/ R.R. Hanke Name: R. R. Hanke Title: President

STATE OF OHIO )

) SS.

COUNTY OF CLINTON )

Before me, a Notary Public in and for said County and State, personally appeared the above-named ABX Air, Inc., a corporation organized under the laws of Delaware by __Joseph C. Hete________________, its ___President and COO___, who acknowledged that s/he did sign the foregoing instrument for and on behalf of ABX Air, Inc., and that the same is the free act and deed of ABX Air, Inc. and his/her free act and deed individually and as such __President and COO_______________________.

IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal at __Wilmington_______, this __29___ day of June, 2001.

/s/ Patricia A. Wallace___

Notary Public

STATE OF OHIO )

) SS.

COUNTY OF CLINTON )

Before me, a Notary Public in and for said County and State, personally appeared the above-named Wilmington Air Park, Inc., a corporation organized under the laws of Ohio by __Joseph C. Hete________________, its ___President and COO___, who acknowledged that s/he did sign the foregoing instrument for and on behalf of Wilmington Air Park, Inc., and that the same is the free act and deed of Wilmington Air Park, Inc. and his/her free act and deed individually and as such __President and COO_______________________.

IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal at __Wilmington_______, this __29___ day of June, 2001.

/s/ Patricia A. Wallace___

Notary Public

STATE OF OHIO )

) SS.

COUNTY OF CLINTON )

Before me, a Notary Public in and for said County and State, personally appeared the above-named Aviation Fuel Inc., a corporation organized under the laws of Ohio by __Robert R. Hanke__________, its __President_______________, who acknowledged that s/he did sign the foregoing instrument for and on behalf of Aviation Fuel Inc., and that the same is the free act and deed of Aviation Fuel Inc. and his/her free act and deed individually and as such ____President_____________.

IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal at __Wilmington_______, this __29___ day of June, 2001.

/s/ Patricia A. Wallace___

Notary Public

This instrument prepared by:

Richard L. Reppert, Esq.

Jones, Day, Reavis & Pogue

North Point

901 Lakeside Avenue

Cleveland, Ohio 44114-1190